Exhibit 4.17

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Accompanying Research Collaboration Agreement

by and between

Max-Planck-Gesellschaft zur Förderung der Wissenschaften e.V.
a German non-profit research organization having its postal address at
Hofgartenstr. 8, 80539 München, Germany

represented for the purpose of this agreement by
Prof. Dr. Marina Rodnina, Managing Director at the
Max Planck Institute for Biophysical Chemistry in Göttingen, Germany

-hereinafter called "**MPG**"-

and

Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts
Universitätsmedizin Göttingen
a German university having its postal address at
Robert-Koch-Str. 40, 37075 Göttingen

-hereinafter called "**UMG**"-

and

BiondVax Pharmaceuticals Ltd.
an Israeli corporation having a principal place of business at
Jerusalem BioPark Building, 2nd Floor, Hadassah Ein Kerem Campus
Jerusalem, Israel

-hereinafter called "**BiondVax**"-

-MPG, UMG and BiondVax are hereinafter also individually called a "**Party**",
and collectively called the "**Parties**"-

Recitals

0.1 MPG is a German non-profit scientific research organization. The Max Planck Institute for Biophysical Chemistry in Göttingen ("**MPI-BPC**"; as of January 01, 2022 the MPI-BPC will be re-named into "Max Planck Institute for multi-disciplinary Natural Sciences") is a research institute of MPG, and is not a separate legal entity. At the MPI-BPC, Prof. Dirk Görlich is a director and heads the department "Cellular Logistics" (the "**Görlich Department**"). The MPI-BPC has its own alpaca herd used for its research activities.

0.2 UMG is one of the largest University hospitals in Germany and also a Medical Faculty of the Georg-August-Universität Göttingen Stiftung Öffentlichen Rechts ("**UNI**"), and therefore a public teaching and research organization. At UMG, Prof. Matthias Dobbelstein heads the department "Molecular Oncology" (the "**Dobbelstein Department**"). The UMG has a S3 laboratory which is available for the Dobbelstein Department for its research activities.

0.3 The Görlich Department has, with support of the Dobbelstein Department, developed the General Nanobody Technology (as later defined herein) for the generation and initial validation of Nanobodies (as later defined herein).

0.4 By using the General Nanobody Technology, scientists of the Görlich Department have generated certain Nanobodies against the SARS-CoV-2 corona virus, and scientists of the Dobbelstein Department have validated such Nanobodies, resulting in the following joint invention: "Therapeutic and diagnostic VHH antibodies against SARS-CoV-2 and methods for their enhancement" (internal MI file no.: MI 0707-6037, internal UMG file no.: BioC-2278-UMG; the „**Invention**"). Effective as of July 15, 2020, UMG has assigned to MPG the share of UMG in the Invention pursuant to that certain invention transfer agreement (the „**Invention Transfer Agreement**"). Thereafter, MPG has filed, in its sole name and at its sole expense, certain Patent Rights for the Invention, and has separated the priority claiming patent application into two separate patent applications that will be further prosecuted separately, one claiming Nanobodies against SARS-CoV-2, and one claiming the trimerisation of Nanobodies.

0.5 Max-Planck-Innovation GmbH, München, Germany ("**MI**") is a 100% subsidiary of MPG, and acts as MPG's technology transfer agency. MI is authorized by MPG to sign commercialization agreements concerning intellectual property owned and controlled by MPG in MI's own name for the account of MPG. Further, MI is authorized by UMG pursuant to the Invention Transfer Agreement to commercialize, in MI's sole discretion, the respective share of UMG in the Licensed Technology (as later defined herein), and to sign commercialization agreements in MI's own name, subject to a reasonable participation of UMG in MI's commercialization revenues.

0.6 BiondVax is a NASDAQ-listed biopharmaceutical company that is currently seeking for business opportunities in the field of recombinant protein-based vaccines and antibodies, particularly Nanobodies, for medicinal use in prevention and treatment of various diseases

0.7 MI and BiondVax have entered into a license agreement to the technology described in Recitals 0.4 for the development and commercialization of products against SARS-CoV-2 (the "**License Agreement**").

0.8 In connection with the License Agreement, MPG (through the MPI-BPC, Görlich Department), UMG (through the Dobbelstein Department) and BiondVax intend to enter into an accompanying research collaboration agreement in the field of "Nanobodies against SARS-CoV-2.

Now, therefore, the Parties agree as follows:

1. DEFINITIONS

1.1 "Affiliates"
shall mean any legal entity (including, without limitation, a corporation, partnership, or limited liability company) that controls, is controlled by, or is under common control with, a Party. For the purpose of this definition, the term "control" means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities of a legal entity, or (ii) a greater than fifty percent (50%) interest in the net assets or profits of a legal entity, or (iii) possession, directly or indirectly, of the power to elect or direct the management of a legal entity.

1.2 "aRCA"
shall mean this accompanying research collaboration agreement between MPG (acting through the Görlich Department at MPI-BPC), UMG (acting through the Dobbelstein Department) and BiondVax (acting through its Affiliates, as the case may be), including all of its Appendices. In case of any discrepancies between the main text of this aRCA and its Appendices, the main text shall prevail.

1.3 "Background Technology MPG/UMG"
shall mean any Patent Rights and/or Know-how in the field of Nanobodies that
(a) has been generated by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable) prior to the Effective Date, and
(b) is Controlled by MPG and/or by UMG, and
(c) is necessary or useful to perform the Collaboration Project.
The Background Technology MPG/UMG at the Effective Date consists of the General Nanobody Technology. The Parties understand that the Licensed Technology is licensed to BiondVax under the License Agreement, and the Licensed Technology (as later defined herein) shall not be treated as Background Technology MPG/UMG, and shall be solely governed by the License Agreement.

1.4 "Background Technology BiondVax"
shall mean any Patent Rights and/or Know-how that
(a) has been generated by or on behalf of BiondVax (and/or its Affiliates) prior to the Effective Date, and
(b) is Controlled by BiondVax (and/or its Affiliates), and
(c) is necessary or useful to perform the Collaboration Project.
The Background Technology BiondVax at the Effective Date is described or listed in Appendix 1.4. The Parties understand that the Licensed Technology (as later defined herein) is licensed to BiondVax under the License Agreement, and the Licensed Technology shall not be treated as Background Technology BiondVax, and shall be solely governed by the License Agreement.

1.5 "Background Technology"
shall mean collectively the Background Technology MPG/UMG and the Background Technology BiondVax.

1.6 "Collaboration Know-how"
shall mean collectively the Sole MPG/UMG Collaboration Know-how, the Joint Collaboration Know-how and the Sole BiondVax Collaboration Know-how. For clarity, Collaboration Know-how includes Collaboration Compounds, and excludes Background Technology.

1.7 "Collaboration Compounds"
shall mean any Nanobodies (e.g. as monomers or any other construct such as dimers, trimers etc., including any complementarity-determining regions, fragments, derivatives, modifications, complexes, or conjugates thereof) that
(a) selectively and potently bind to the Target, and
(b) are generated in the course of this aRCA by or on behalf of the Görlich Department (and/or the Dobbelstein Department, as applicable), and are Controlled by MPG (and/or UMG, as applicable)
For clarity, the Collaboration Compounds are part of the Collaboration Know-how, to the extent the Collaboration Compounds are not yet disclosed in any Collaboration Patent Rights.

1.8 "Collaboration Patent Rights"
shall mean collectively the Sole MPG/UMG Collaboration Patent Rights, the Joint Collaboration Patent Rights and the Sole BiondVax Collaboration Patent Rights. For clarity, Collaboration Patent Rights shall exclude Background Technology.

1.9 "Collaboration Project"
shall mean the research activities to be performed by or on behalf of the Görlich Department and/or the Dobbelstein Department and/or BiondVax (or its Affiliates), as the case may be, in the course of this aRCA, as set forth in the Project Plan.

1.10 "Collaboration Technology"
shall mean collectively the Collaboration Know-how and the Collaboration Patent Rights.

1.11 "Confidential Information"

(a) shall mean any information which is of a confidential and/or proprietary nature and not readily available to a Third Party (including, without limitation, information in relation to the business of a Party to which this aRCA relates, and information in relation to Intellectual Property Rights Controlled by a Party), which is disclosed by a Party (the "**Disclosing Party**") to another Party (the "**Receiving Party**") under or in connection with this aRCA.

(b) Confidential Information specifically excludes any information that the Receiving Party can prove by adequate proof (i) was known by the Receiving Party prior to the receipt of Confidential Information from the Disclosing Party, (ii) was disclosed to the Receiving Party by a Third Party having the right to do so, (iii) was, or subsequently became, part of the public domain through no fault of the Receiving Party, or (iv) was subsequently and independently developed by or on behalf of the Receiving Party without having had access to, or making use of, the Disclosing Party's Confidential Information.

(c) For the avoidance of doubt, the Background Technology MPG/UMG not yet disclosed shall constitute Confidential Information of MPG and/or UNI; Background Technology BiondVax not yet disclosed shall constitute Confidential Information of BiondVax; the Sole MPG/UMG Collaboration Technology shall constitute Confidential Information of MPG and/or UMG; the Joint Collaboration Technology shall constitute Confidential Information of MPG/UMG and BiondVax, and the Sole BiondVax Collaboration Technology shall constitute Confidential Information of BiondVax. Any item of Licensed Know-how (as this term is defined in the License Agreement) shall be solely and exclusively treated under the provisions of the License Agreement, if it becomes such Licensed Know-how in accordance with this aRCA, particularly according to Section 7.6.

1.12 "Control" or "Controlled"
shall mean, with respect to any Intellectual Property Right, the legal authority or right of a Party (whether by full and unrestricted ownership, or by license other than pursuant to this aRCA) to grant a license or sublicense under such Intellectual Property Right, without violating the rights of, or breaching the terms of any agreement or other arrangement with, any Third Party existing at the time such Party would be required hereunder to grant such license or sublicense.

1.13 "Disclosing Party"
shall have the meaning ascribed to it in Section 1.11(a).

1.14 "Dispute"
shall have the meaning ascribed to it in Section 10.1.

1.15 "Effective Date"
shall mean the date when this aRCA comes into force and effect, which shall be December 21, 2021.

1.16 "General Nanobody Technology"
shall mean all Patent Rights and Know-how that are Controlled by MPG and/or UMG that are necessary or useful for creating and researching any Nanobodies against various molecular targets. General Nanobody Technology shall include, without limitation, (i) the immunization of the alpacas, the generation of immune libraries, the phage display selection and purification of Nanobodies (each performed by the Görlich Department), and (ii) the development of cell-based assays for the testing and screening of Nanobodies for their initial validation and characterization (each performed by the Dobbelstein Department). For clarity, the General Nanobody Technology shall exclude the Licensed Technology, as the Licensed Technology has been generated by applying the General Nanobody Technology to the Target. For further clarity, the Licensed Technology is licensed to BiondVax under the License Agreement.

1.17 "Intellectual Property Rights"
shall mean all rights with respect to (i) Patent Rights, (ii) trademarks (all registrations and applications therefor), (iii) all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding to the foregoing throughout the world; (iv) utility models, design rights, and (v) Know-how.

1.18 "Intended Publication"
shall have the meaning ascribed to it in Section 8.1.

1.19 "Invention"
shall have the meaning ascribed to it in Recitals 0.4.

1.20 "Invention Transfer Agreement"
shall have the meaning ascribed to it in Recitals 0.4.

1.21 "Joint Collaboration Know-how"
shall mean any Know-how that
(a) is generated in the course of this aRCA jointly (i) by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) by or on behalf of BiondVax (or its Affiliates), and
(b) is Controlled jointly by (i) MPG and/or UMG, and (ii) BiondVax (or its Affiliates).
The Joint Collaboration Know-how will be identified and described in Appendix 1.21 of this aRCA in accordance with Section 2.7.

For clarity, Joint Collaboration Know-how excludes Background Technology, Sole BiondVax Collaboration Know-how and Sole MPG/UMG Collaboration Know-how.

1.22 "Joint Collaboration Patent Rights"
shall mean any Patent Rights that
(a) are claiming inventions that have been created in the course of this aRCA jointly (i) by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) by or on behalf of BiondVax (or its Affiliates), and
(b) are Controlled jointly by (i) MPG and/or UMG, and (ii) BiondVax (or its Affiliates).
The Joint Collaboration Patent Rights will be listed in Appendix 1.22 of this aRCA in accordance with Section 2.7.
For clarity, Joint Collaboration Patent Rights shall exclude Background Technology, Sole BiondVax Collaboration Patent Rights and Sole MPG/UMG Collaboration Patent Rights.

1.23 "Joint Collaboration Technology"
shall mean collectively the Joint Collaboration Know-how and the Joint Collaboration Patent Rights.

1.24 "**Joint Steering Committee**" or "**JSC**"
shall have the meaning as ascribed to them in Section 3.1.

1.25 "Know-how"
shall mean collectively
(a) any scientific or technical information, results, data, experience and knowledge of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation discoveries, inventions not yet patented, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, biological, chemical and other materials (including, without limitation, targets, hits and leads), reagents, specifications, formulations, formulae, data (including pharmacological, biological, chemical, medicinal chemistry, structural, toxicological and clinical information) analytical, quality control, and stability data, studies and procedures and development information, results and data not patentable, all to the extent not claimed or disclosed in a Patent Right, and
(b) that is secret (i.e., not generally known or easily accessible), substantial (i.e., significant and/or necessary for the development and/or commercialization of compounds or products) and identified (i.e., described in a sufficiently comprehensive manner so as to make it possible to verify that it fulfills the criteria of secrecy and substantiality).
For clarity, if clause (b) is no longer satisfied because any of the items in clause (a) are no longer secret due to a breach of the confidentiality and/or publication provisions of this aRCA by any Party, then such items in clause (a) shall no longer be classified as Know-how, notwithstanding any potential legal (damages) claims the non-breaching Party might have against the breaching Party based on any breach of contractual and/or statutory obligation of confidentiality.

1.26 "License Agreement"
shall have the meaning ascribed to it in Recitals 0.7. A copy of the execution version of the License Agreement is attached to this Agreement as Appendix 1.26.

1.27 "Licensed Technology"
shall have the meaning ascribed to it in the respective definitions section of the License Agreement. Pursuant to the License Agreement, Licensed Technology consists of Licensed Patent Rights and Licensed Know-how (as these terms are defined in the License Agreement).

1.28 "Material"
shall mean collectively (i) the Collaboration Compounds, and (ii) any other biological or chemical materials or other reagents, including related documentation, that is provided by a Party to another Party in the course of this aRCA.

1.29 "Nanobodies"
shall mean VHH antibodies (i.e. the single domain variable region of the heavy chain of camelid-derived antibodies).

1.30 "Patent Rights"
shall mean collectively

(a) any national, regional and international patent application(s) filed in any jurisdiction of the world, including provisional patent applications, having a specific priority date and directed to a specific inventive subject matter, and the resulting issued patents,

(b) any subsequent patent application(s) in any jurisdiction claiming the same priority date and directed to the same inventive subject matter as the patent application(s) described in (a) above, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent application(s) described in (a) above, and the resulting issued patents, and

(c) any patents resulting from reissues, re-examinations, or patent term extensions (including supplemental protection certificates) (and their relevant international equivalents) of the patents and patent application(s) described in (a) and (b) above.

1.31 "Project Plan"
shall mean the scientific and technical description of the Collaboration Project, including, but not limited to, the individual work packages assigned to the respective Parties, time frames and deadlines, responsibilities, deliverables, milestones, goals and the like. The initial Project Plan is attached to this aRCA as Appendix 1.31. The initial Project Plan is subject to adjustments from time to time as set forth in this aRCA. In case of any discrepancies between the Project Plan and any other provision of this aRCA, this aRCA shall prevail.

1.32 "Receiving Party"
shall have the meaning ascribed to it in Section 1.11(a).

1.33 "Sole BiondVax Collaboration Know-how"
shall mean any Know-how that is (i) generated in the course of this aRCA solely by or on behalf of BiondVax or its Affiliates, and (ii) Controlled solely by BiondVax or its Affiliates. The Sole BiondVax Collaboration Patent Rights will be identified and described in Appendix 1.33 of this aRCA in accordance with Section 2.7
For clarity, Sole BiondVax Collaboration Know-how excludes Background Technology, Joint Collaboration Know-how and Sole MPG/UMG Collaboration Know-how.

1.34 "Sole BiondVax Collaboration Patent Rights"
shall mean any Patent Rights that (i) claim inventions made in the course of this aRCA solely by or on behalf of BiondVax or its Affiliates, and (ii) are Controlled solely by BiondVax or its Affiliates.
The Sole BiondVax Collaboration Patent Rights will be identified and described in Appendix 1.34 of this aRCA in accordance with Section 2.7.
For clarity, Sole BiondVax Collaboration Patent Rights shall exclude Background Technology, Joint Collaboration Patent Rights and Sole MPG/UMG Collaboration Patent Rights.

1.35 "Sole BiondVax Collaboration Technology"

shall mean collectively the Sole BiondVax Collaboration Know-how and the Sole BiondVax Collaboration Patent Rights.

1.36 "Sole MPG/UMG Collaboration Know-how"
shall mean any Know-how that (i) is generated in the course of this aRCA solely by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) is Controlled solely by MPG and/or UMG.
The Sole MPG/UMG Collaboration Know-how will be identified and described in Appendix 1.36 of this aRCA in accordance with Section 2.7.
For clarity, the Sole MPG/UMG Collaboration Know-how excludes Background Technology, Joint Collaboration Know-how and Sole BiondVax Collaboration Know-how.

1.37 "Sole MPG/UMG Collaboration Patent Rights"
shall mean any Patent Rights that (i) are claiming inventions that have been created in the course of this aRCA solely by or on behalf of the Görlich Department and/or the Dobbelstein Department, and (ii) are Controlled solely by MPG and/or UMG.
The Sole MPG/UMG Collaboration Patent Rights will be listed in Appendix 1.37 of this aRCA in accordance with Section 2.7.
For clarity, Sole MPG/UMG Collaboration Patent Rights shall exclude Background Technology, Joint Collaboration Patent Rights and Sole BiondVax Collaboration Patent Rights.

1.38 "Sole MPG/UMG Collaboration Technology"
shall mean collectively the Sole MPG/UMG Collaboration Know-how and the Sole MPG/UMG Collaboration Patent Rights.

1.39 "Subcontractors"
shall mean any Third Party contractor that is involved by a Party in the performance of the Collaboration Project, and that will perform certain work packages and/or activities on behalf of such Party, as set forth in Section 4.2.

1.40 "Target"
shall mean the SARS-CoV-2 corona virus, including any Variants of Concern.

1.41 "Term"
shall have the meaning ascribed to it in Section 11.1.

1.42 "Third Party"
shall mean any person or entity other than MPG, MI, UMG, UNI and BiondVax, and their respective Affiliates.

1.43 "Variants of Concern"
shall mean SARS CoV-2 corona virus variants that incorporate a significant portion of the genome of the original wild type SARS CoV-2 strain, which variants are designated by the World Health Organization (WHO) or the European Center for Disease Prevention and Control (ECDC) as "variants of concern".

2. OBJECTIVES AND SCOPE OF THE COLLABORATION PROJECT

2.1. General Principles of the Collaboration Project. The Parties work jointly together as set forth in the Project Plan to advance the Collaboration Project, and BiondVax will fund the respective research work of the Görlich Department and the Dobbelstein Department. BiondVax acknowledges that (i) neither MPG/MPI-BPC nor UMG is allowed to perform contract research for or on behalf of a company, (ii) that MPG/MPI-BPC and UMG always

need to pursue their own scientific interests when collaborating with a company. The Parties further have the common understanding that (iii) the Parties will use reasonable efforts to perform their respective work packages, but are not obliged to achieve the intended goals of the Project Plan, particularly MPG/MPI-BPC and UMG do not warrant to deliver certain Nanobodies against the Target under this aRCA, (iv) the joint research of the Parties is subject to a performance risk, and (v) the responsibility for a successful pre-clinical and clinical development and commercialization of pharmaceutical products lies solely with BiondVax as licensee under the License Agreement.

2.2. **Project Plan.** The scope of the Collaboration Project is defined by the Project Plan. The initial Project Plan is subject to amendment in accordance with Section 3.2.

2.3. **Contributions to Project Plan.** The Parties agree to perform their respective research work diligently by state-of-the art research, in due time and by applying quality criteria and quality control in accordance with applicable standards.

2.4. **Exclusivity**. During the term of this aRCA, (i) MPG (only with respect to the Görlich Department) and UMG (only with respect to the Dobbelstein Department) grant BiondVax exclusivity with respect to generation, research and development of Nanobodies against/ relating to the Target, and (ii) the Görlich Department and the Dobbelstein Department will collaborate only with BiondVax regarding the generation, research and development of Nanobodies against/ relating to the Target.

2.5. **Mutual Noticing.** The Parties agree to keep each other timely informed on any material information, issues, problems or other developments that they get aware of and that may have a material impact on the Collaboration Project.

2.6. **Material Transfer.** In the case that a Party provides to another Party Material under this aRCA, the following shall apply:

a) Except to the extent otherwise provided for in this aRCA, the receiving Party acknowledges and accepts that any Material is experimental in nature and may have hazardous properties, and is provided without warranty of merchantability or fitness for a particular purpose or any other warranty, express or implied, and without any guarantee that the use of such Material will not infringe any Intellectual Property Right of Third Parties, and, notwithstanding compliance with any obligation under this aRCA (including under Section 2.5), agrees that in no event shall the providing Party be liable for any use of the Material or for any damages, of whatsoever kind or nature, which may arise from or in connection with receiving Party´s receipt, use, handling or storage of the Material, except to the extent that such damages are caused by the providing Party´s gross negligence or willful misconduct;

b) Except to the extent otherwise provided for in this aRCA, the receiving Party shall keep the providing Party indemnified against any damages which might be incurred in the course of or as a result of the receipt, use, handling or storage of the Material by the receiving Party, except to the extent that such damages are caused by the providing Party´s gross negligence or willful misconduct;

c) The providing Party shall inform the receiving Party of any hazardous properties of the Material known to the providing Party at the date of the transfer of the Material.

2.7. **Identification of Collaboration Technology**. The Parties shall, as a general rule within 60 (sixty) days after the generation of the respective Sole MPG/UMG Collaboration Technology or the Sole BiondVax Collaboration Technology or the respective Joint

Collaboration Technology, but at the latest within 60 (sixty) days after the termination or expiration of this aRCA, in good faith (i) identify and describe the respective Sole MPG/UMG Collaboration Know-how in Appendix 1.36, the Sole BiondVax Collaboration Know-how in Appendix 1.33, and the respective Joint Collaboration Know-how in Appendix 1.21, and (ii) list the respective Sole MPG/UMG Collaboration Patent Rights in Appendix 1.37, the Sole BiondVax Collaboration Patent Rights in Appendix 1.34 and the respective Joint Collaboration Patent Rights in Appendix 1.22.

3. PROJECT GOVERNANCE

3.1 **Joint Steering Committee / JSC.** In due time after the Effective Date, the Parties will constitute a joint steering committee (the "**Joint Steering Committee**" or "**JSC**"). The JSC will have 6 (six) members, 3 (three) nominated by BiondVax, and 3 (three) nominated jointly by MPG and UMG.

The initial JSC members are:

- for MPG/UMG: Prof. Dr. Dirk Görlich (MPG), Prof. Dr. Matthias Dobbelstein (UMG), and Dr. Dieter Link (MI), and
- for BiondVax: Mr. Amir Reichman, Dr. Shimon Hassin and Dr. Tamar Ben Yedidia.

Each of BiondVax and MPG/UMG may, in its sole discretion and at any time, upon written notice to the other Parties, withdraw one or more of the JSC members nominated by it, and nominate new members as replacement. Upon mutual agreement, the JSC may invite additional representatives from each of the Parties, or external persons, to join the JSC meetings in accordance with the actual agenda and needs. In its first meeting, the JSC shall agree upon a member that chairs the JSC.

3.2 **JSC Responsibilities**. The JSC is responsible for the supervision of the conduct of the Collaboration Project, as well as for a coordinated communication between the Parties.

The JSC shall:

(i) Exchange scientific and technical information relating to the Collaboration Project;
(ii) Approve the presentation of the results of the Collaboration Project for seeking the decision for the start of the next phase of the Collaboration Project according to the Project Plan;
(iii) Discuss the workflow and decide in good faith the allocation of resources for carrying out the Collaboration Project;
(iv) Ensure the timely execution of the Collaboration Project;
(v) Discuss and approve the outsourcing and/or subcontracting of any activity to be conducted in the Collaboration Project to any Third Party as appropriate;
(vi) Advise and assist in the resolution of scientific or technical difficulties;
(vii) Review and discuss research data generated;
(viii) Discuss and decide on cost-neutral changes or amendments of the Project Plan (for clarity, cost-bearing changes or amendments of the Project Plan require the agreement of the Parties); and
(ix) Discuss and make suggestions for the patent filing and publication strategy for any Collaboration Technology which is not automatically included into the License Agreement according to Section 7.6.

The JSC shall have no authority to (i) amend this aRCA; (ii) determine whether or not a breach of this aRCA has occurred; (iii) alter the rights and obligations of the Parties as set out in this aRCA; (iv) make decisions about cost-bearing changes or amendments of the Project Plan, which decisions require an amendment of the Project Plan by approval

of the Parties, or (v) make decisions about the patent filing and publication strategy, which decisions are the sole right of the Parties in accordance with this aRCA.

3.3 **Voting.** The JSC members nominated by BiondVax shall together have 1 (one) vote, and the JSC members nominated by MPG/UMG shall together have 1 (one) vote. The JSC shall make its decisions unanimously. Decisions may be made in meetings, or outside of meetings in writing through circular procedure if no JSC member objects to such circular procedure. In case of disagreement between the JSC members nominated by BiondVax and the JSC members nominated by MPG/UMG on a certain topic, the matter shall be referred to the Parties for resolution in accordance with the dispute resolution mechanism under this aRCA; provided, however, that BiondVax will have the final say regarding decisions that have an impact on the target product profile, and/or on the research funding to be provided by BiondVax under this aRCA, ensuring that any such veto decision does not interfere with MPG's and UMG's academic freedom and ethical standards.

3.4 **Meetings.** The JSC shall meet at least 4 (four) times per calendar year, unless otherwise agreed by the Parties. Each JSC member may, in case of urgent matters, invite for an extra-ordinary JSC meeting. A JSC meeting may be held in person as well as by phone, internet-based conference systems or videoconference. The venue of the meeting shall be at the premises of MPI-BPC/UMG, unless otherwise agreed on between the Parties. In case of unavailability, a Party shall nominate a member of his/her team, who is sufficiently qualified and experienced in the field of the Collaboration Project, to attend the JSC meeting as a one-time replacement, provided that this replacement person is bound to confidentiality and is sufficiently briefed before participation.

3.5 **Organization of Meetings and Minutes.** The chair of the JSC shall organize the JSC meetings and draft an agenda in due time in advance before the respective JSC meeting is scheduled, on the basis of topics proposed by JSC members. Such agenda shall include timely updates on the work being performed under the Project Plan. The chair shall circulate the agenda and slides containing such updates, including all relevant data, at least 48 (forty-eight) hours before each meeting of the JSC. The chair is also responsible to draft the minutes of the JSC meeting to be provided to the other JSC members within 1 (one) week after a JSC meeting has taken place, and the other JSC members may request changes or amendments to the draft minutes within 1 (one) week after receipt of the draft minutes. The draft minutes shall be supplemented by all presentations held at the meeting or other relevant documentation presented during the meeting. The minutes shall include a summary of the matters discussed, decisions made and actions/to-do's agreed, and shall be considered final, once approved by the JSC, which approval shall be deemed to be given if no JSC member objects to the draft minutes within 1 (one) week after receipt. For the avoidance of doubt, the chair of the JSC may, in its reasonable discretion, involve his/her personal assistant or secretary for the purpose of organizing and taking the minutes of JSC meetings.

4. COLLABORATION PERFORMANCE AND DOCUMENTATION

4.1 **Performance of Work Packages.** Each Party will perform its work packages in accordance with the Project Plan at its own responsibility using its resources, and each Party will use reasonable efforts to provide deliverables in the timeframes proposed in the Project Plan. Each Party shall, in the performance of its obligations under this aRCA, comply with all applicable legal provisions, especially safety regulations and laws for the protection of animals.

4.2 **Subcontractors**. A Party may, in its reasonable discretion, have some of its allocated work packages performed by one or more Subcontractors (e.g. contract research organizations,

service providers or collaboration partners), provided that (i) none of the rights of the Parties under this aRCA are adversely affected as a result of such subcontracting, (ii) any Subcontractor to whom Confidential Information is disclosed shall be bound by confidentiality and restricted use obligations at least as restrictive as those contained in this aRCA, (iii) the subcontracting Party (or its Affiliates) shall use reasonable efforts to achieve that (aa) the Subcontractor performs its respective services for the subcontracting Party (or its Affiliates) on a fee-for-service or substantially similar basis, and (bb) the Subcontractor is obliged, fully paid-up by the service fee or similar, to assign, or exclusively license, to the subcontracting Party (or its Affiliates), subject to customary retained rights for research purposes, any Patent Rights for inventions generated by the Subcontractor in performing its services for the subcontracting Party (or its Affiliates). If the subcontracting Party (or its Affiliates) is not able to achieve the requirements described in (iii), it shall first, before entering into any agreement with the Subcontractor, inform the other Parties hereof, and the Parties shall discuss in good faith if and under what terms such Subcontractor may be involved into the Collaboration Project. For clarity, any Development performed by Subcontractors shall, for the purpose of this aRCA, be considered to have been performed by the subcontracting Party.

4.3 Documentation. The Parties will maintain appropriate documentation about their conduct of the Collaboration Project, and shall comply with all applicable laws, rules and regulations in this respect. In particular, each Party shall ensure that all data, results and tasks to be performed or procured by or on behalf of such Party in fulfillment of the Collaboration Project are promptly documented in experimental lab-books in accordance with the applicable standards, and upon reasonable request of the other Parties, such documentation shall be provided by such Party in due time.

4.4 Communication. The Parties shall use reasonable efforts to execute their tasks defined in the Project Plan within the timelines as indicated in the Project Plan. In case of necessary deviations from the Project Plan (including delays, if any), the JSC shall promptly inform the Parties accordingly, and provide suitable suggestions for solving these problems.

4.5 Reporting. MPG and UMG shall, on a quarterly basis, provide BiondVax with reports showing the research performed, the research results obtained (if any), the research goals achieved (if any), the deliverables (foreseen in the Project Plan) generated (if any), and any obstacles and roadblocks. The format and details of such research reports have to be agreed in good faith between the Parties. In due time, but at the latest within 3 (three) months after the termination or expiration of this aRCA, the JSC members shall jointly compile together (with assistance of the Parties' project teams) and provide a final written report to the Parties summarizing in reasonable and meaningful detail the work packages performed under the Project Plan and the results achieved (including any Collaboration Technology generated during the Collaboration Project).

5. FINANCIAL FUNDING OF COLLABORATION PROJECT AND PAYMENT TERMS

5.1 Project Costs of BiondVax. During the Collaboration Project, BiondVax shall fully bear its own project costs for the activities performed by or on behalf of BiondVax as outlined in the Project Plan, including costs of BiondVax' Affiliates and Subcontractors.

5.2 Funding of Project Costs of MPG and UMG. [redacted]

[redacted]

5.3 **Payment Procedure**. [redacted]

5.4 **Value Added Tax**. Any amounts mentioned under this aRCA and to be paid by BiondVax to MPG/MPI-BPC are net and exclusive of any value added tax (VAT) or similar tax. If any such tax is imposed upon any payments to be made by BiondVax to MPG/MPI-BPC under this aRCA, BiondVax shall pay such tax to MPG/MPI-BPC in addition to the amount mentioned in this aRCA, upon receipt of a proper tax invoice from MPG/MPI-BPC where any value added tax amount is shown separately.

5.5 **Audit**. BiondVax shall have the right to arrange for an audit of the books and records of MPG (MPI-BPC, Görlich Department), and MPG/MPI-BPC shall have the right to arrange for an audit of the books and records of UMG (Dobbelstein Department), by an independent certified public accounting firm for purposes of confirming the correctness of the spending of the research funding provided by BiondVax for the Collaboration Project. Any audit may only be made once per calendar year during normal business hours and upon mutually agreed dates. Any breach of MPG/MPI-BPC or UMG in the relationship between MPG and UMG shall not give them a right to terminate the aRCA. Any audit by BiondVax of MPG (MPI-BPC, Görlich Department), and any audit by MPG/MPI-BPC of UMG (Dobbelstein Department) requested by BiondVax, shall be at BiondVax' expense; any audit by MPG of UMG (Dobbelstein Department) conducted by MPG on its own decision (i.e. without request of BiondVax) shall be at MPG's expense. [redacted]

6. CONFIDENTIALITY

6.1 **Confidentiality Obligation.** The Receiving Party shall treat confidential the Confidential Information of the Disclosing Party during the Term and for 5 (five) years thereafter. In maintaining in confidence the Confidential Information of the Disclosing Party, the Receiving Party shall use not less than the efforts it uses to maintain in confidence its own information of a confidential and/or proprietary nature of similar kind and value; however, the Receiving Party shall in no event use less than reasonable efforts. The Receiving Party may not disclose the Confidential Information of the Disclosing Party to any Third Party

without the prior written consent of the Disclosing Party, except for expressly permitted disclosures as set forth in Section 6.3 below. The Receiving Party may not use the Confidential Information of the Disclosing Party for any purposes other than those necessary to directly further the purpose of this aRCA. For the avoidance of doubt, any Confidential Information pertaining or relating to the Licensed Know-how (as this term is defined in the License Agreement) shall be solely and exclusively treated in accordance with the provisions of the License Agreement.

6.2 Appropriate Measures. The Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party's Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party's Confidential Information and shall take all actions that the Disclosing Party reasonably requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party's Confidential Information.

6.3 Permitted Disclosures.
The Receiving Party may disclose the Confidential Information of the Disclosing Party:

(a) to its employees (including its members of the management or board) on a need-to-know basis, provided that such individuals are bound by confidentiality obligations at least as restrictive as those set forth in this aRCA;
(b) [redacted]
(c) to regulatory authorities in connection with filings for regulatory approval, provided that such disclosures may be made only to the extent reasonably necessary to make such filings;
(d) to Affiliates and Subcontractors on a need-to-know basis, provided that such Affiliates and Subcontractors are bound by confidentiality obligations at least as restrictive as those set forth in this aRCA;
(e) to Third Party individuals with a professional obligation of secrecy (e.g. patent attorneys, attorneys-at-law, certified public accountants);
(f) [redacted]
(g) if such disclosure is required by court order, order of competent authorities, law, rules or regulations (including, without limitation, by rules or regulations of any securities exchange); in such case and prior to such disclosure, the obligated Party promptly notifies the Disclosing Party of such requirement, and provided further that the obligated Receiving Party shall assist the Disclosing Party in any objection against and attempt to limit the relevant disclosure order and that the obligated Receiving Party will furnish only that portion of the Disclosing Party's Confidential Information that Receiving Party's legal counsel reasonably determines is legally required to furnish.

6.4 Terms of this aRCA. The Parties acknowledge that the existence and all terms and conditions of this aRCA shall be treated as Confidential Information of the Parties. [redacted] MPG may disclose this aRCA on a confidential basis to MPI-BPC and to MI, and UMG may disclose this aRCA on a confidential basis to UNI and to MBM Science Bridge, its technology transfer agency.

6.5 Return of Confidential Information. After the termination or expiration of this aRCA, each Party shall, upon request of the Disclosing Party, return or destroy all documents (including

copies) of the Confidential Information received from the Disclosing Party, except that each Party may retain 1 (one) copy for legal and archiving purposes. For the avoidance of doubt, this return and destruction obligation shall not apply to BiondVax to the extent the documents (including copies thereof) contain information which are subject to the inclusion into the License Agreement according to Section 7.6. Each Party shall not be required to return or destroy any Confidential Information that is stored in any automatic electronic archiving or back-up system where it is not reasonably practicable to retrieve and delete the same, provided that such information is kept confidential in accordance with the terms of this aRCA.

6.6 **Use of Names.** Except as expressly set forth otherwise by this aRCA or necessary for the conduct of this aRCA or the Collaboration Project, respectively, no Party may use the other Party´s name, trademark, logo, or tradenames, or similar, in any press release or public announcement, or in promotion of any product or service, without prior written consent of the respective other Party. Either Party does not need to obtain explicit prior approval for each individual use of another Party's name, trademark or logo if the Party uses the name, trademark or logo of such other Party substantially consistent with the presentation and format and in similar context as previously approved by such other Party, However, the other Party may reasonably object against such use for important reason and the relevant Parties shall discuss in good faith any amendment the using Party shall make.

6.7 **Transparency**. UMG intends to ensure transparency in the (clinical) research field. Therefore, UMG will publish the following information of this aRCA on its homepage in the internet: 1. University (=University Medical Center Göttingen), 2. Participating Department/Institute, 3. Name of Contractor, 4. Project Title, 5. Term of this aRCA, and 6. Transfer of Values in case of participation of UMG as trial site in clinical trials.

6.8 **Press Release**. Subject to the prior written approval of the other Parties, not to be unreasonably withheld or delayed, each Party may make public announcements with respect to the nature, the general subject matter and the general structure of this aRCA. Each Party shall provide to the other Parties a copy of any such intended public announcement as soon as reasonably practicable under the circumstances, but not less than 2 (two) weeks, prior to its scheduled release. The other Parties may review and request changes to any announcement, and the Parties shall work together in good faith to come to a mutually acceptable version of such public announcement. Notwithstanding anything to the contrary herein, if the Parties do not agree on a mutually acceptable version of such public announcement, no public announcement may be made. However, MPG and UMG acknowledge that BiondVax as a company listed at the NASDAQ has to comply with certain publication, information and transparency obligations under the applicable laws and nothing herein shall prevent BiondVax from making any public announcement to the extent and at the time required under any publication, information or transparency obligation according to the applicable laws (e.g. public company obligations under U.S. SEC Rules) and such public announcement shall not be regarded a breach of this Agreement, even if BiondVax has not obtained explicit prior consent of MPG and/pr UMG for such public announcements.

7. INTELLECTUAL PROPERTY RIGHTS AND COMMERCIAL EXPLOITATION

7.1 **Ownership of Background Technology.** MPG and/or UMG, as applicable, is/are, and shall remain, the sole/joint owner of all right, title and interest in and to the Background Technology MPG/UMG, and BiondVax agrees that, except as explicitly set forth in this aRCA, nothing contained in this aRCA shall provide to BiondVax any right, title or interest in or to the Background Technology MPG/UMG. BiondVax is, and shall remain, the sole owner of all right, title and interest in and to the Background Technology BiondVax, and

MPG and UMG agree that, except as explicitly set forth in this aRCA, nothing contained in this aRCA shall provide to MPG and UMG any right, title or interest in or to the Background Technology BiondVax.

7.2 Ownership of Collaboration Technology. Ownership of Collaboration Technology shall be determined in accordance with the "ownership follows inventorship" rule. MPG and/or UMG, as applicable, shall own any Sole MPG/UMG Collaboration Technology. The Parties shall jointly own any Joint Collaboration Technology in accordance with their respective inventorship or intellectual contribution shares. BiondVax shall solely own any Sole BiondVax Collaboration Technology. In case a Party has / the Parties have generated Collaboration Know-how, or patentable inventions that may lead to Collaboration Patent Rights, such Party / Parties shall promptly disclose to the other Party / Parties in writing such Collaboration Know-how or inventions to determine inventorship thereof. The inventorship shall be determined in accordance with German patent law. For any invention within Joint Collaboration Technology the Parties shall facilitate the agreement of the inventors on their relevant co-inventor share; if neither the relevant inventors nor the relevant Parties can agree on the co-inventor shares, they shall be final and legally binding determined by a reputable patent attorney jointly appointed by the Parties in good faith. Each Party has to ensure that, to the extent legally possible, its employees, Subcontractors and Affiliates will assign any and all rights in and to the Collaboration Technology to such Party. Each Party will comply with all applicable procedures relating to such assignments mandated by applicable law (including, by way of example, the German Employees' Invention Act (*Arbeitnehmererfindungsgesetz – ArbErfG*, as amended)).

7.3 Non-employed Participants. Each Party has to ensure that each person who performs work for, or is otherwise directly involved in, the Collaboration Project, is either an employee of such Party, or, if it is not an employee (a "**Non-employed Participant**")

(a) follows such Party's policies and procedures for reporting any Intellectual Property Rights generated in the course of the Collaboration Project (collectively, the "**Non-employed Participant IP**");

(b) to the extent legally possible, assigns to such Party the Non-employed Participant's right, title, and interest in and to all Non-employed Participant IP, in accordance with such Party's policies and procedures;

(c) cooperates with such Party in the preparation, filing, prosecution and maintenance of any patent or other rights in the Non-employed Participant IP; and

(d) is bound by obligations of confidentiality and non-use no less restrictive than those set out in this aRCA.

Each Party shall be solely responsible for any inventor's remuneration due to its respective employees and Non-employed Participants involved by such Party in the performance of the Collaboration Project.

7.4 Retained Rights for MPG/UMG. Each of MPG (including, without limitation, MPI-BPC), UNI and UMG retain the cost-free right to use the Collaboration Technology (i) for internal scientific research, teaching, education and publication purposes (subject to compliance with the confidentiality and publication provisions of this aRCA), (ii) for scientific research collaboration purposes with academic Third Parties (subject to compliance with the confidentiality provisions of this Agreement); provided that in case of an intended research collaboration with a non-for-profit organization aiming to develop and manufacture a medicinal product in the field of the Target, BiondVax has not objected to such research collaboration for good reason within 1 (one) month after receipt of a notice from MPG or UNI/UMG, as applicable, and (iii) for patient care within the facilities of UMG (subject to compliance with the confidentiality provisions of this Agreement). If BiondVax has notified MPG and UNI/UMG that a Compound has successfully passed the Nomination Of Pre-clinical Development Candidate (as defined in the License Agreement), including up to 2 (two) Compounds nominated as pre-clinical development back-up candidates, the use

rights of MPG and UNI/UMG in accordance with (i) shall remain unaffected, and BiondVax and MPG and UNI/UMG shall discuss in good faith reasonable limitations of use rights of MPG and UNI/UMG as set forth in (ii), e.g. blinding of the structure of such nominated Compounds towards academic Third Parties. For the avoidance of doubt, any retained rights for MPG/UMG with respect to Collaboration Technology included as Licensed Technology into the License Agreement according to Section 7.6 shall be solely and exclusively granted according to the respective provisions in the License Agreement.

7.5 Mutual Project Licenses for Collaboration Project. During the Term, MPG and UMG herewith grant to BiondVax a non-exclusive, royalty-free, fully paid-up license under the Background Technology MPG/UMG for the purpose to perform BiondVax's respective work packages under the Collaboration Project as set forth in the Project Plan. During the Term, BiondVax herewith grants to MPG and UMG a non-exclusive, royalty-free, fully paid-up license under the Background Technology BiondVax and for the avoidance of doubt under the Licensed Technology exclusively licensed to BiondVax under the License Agreement for the purpose to perform MPG's/UMG's respective work packages under the Collaboration Project as set forth in the Project Plan.

7.6 Automatic Inclusion of Sole MPG/UMG Collaboration Technology and Joint Collaboration Technology into License Agreement. Provided that the Sole MPG/UMG Collaboration Technology or the Joint Collaboration Technology fulfils the other applicable criteria of the Target-specific Nanobody Technology (as defined in the License Agreement; i.e. directly relates to the Collaboration Compounds or Compounds (as this term is defined in the License Agreement)) or the Enabling Nanobody Technology (as defined in the License Agreement; i.e. does not directly relate to the Collaboration Compounds or Compounds (as this term is defined in the License Agreement), but is necessary for the Development and Commercialization of Products (each as defined in the License Agreement)), such Sole MPG/UMG Collaboration Technology or Joint Collaboration Technology, as applicable, shall be automatically included into, and be an integral part of, the Target-specific Nanobody Technology or the Enabling Nanobody Technology, as applicable, under the License Agreement, and the share of MPG and/or UMG in such Sole MPG/UMG Collaboration Technology or Joint Collaboration Technology, as applicable, shall be included into the license granted to BiondVax under the License Agreement, without any additional payment due by BiondVax for such inclusion; provided, however, that, upon such inclusion, the financial terms and conditions (and, for clarity, all other terms and conditions of the License Agreement, including, without limitation, the patent administration terms) of the License Agreement shall apply to such included Sole MPG/UMG Collaboration Technology or such included Joint Collaboration Technology, as applicable. If and to the extent the Parties become aware that any Background Technology MPG/UMG is or becomes necessary to be used in connection with Sole MPG/UMG Collaboration Technology or Joint Collaboration Technology, which is automatically included into the License Agreement as Licensed Technology, the Parties shall negotiate in good faith the inclusion of such items of Background Technology MPG/UMG into the License Agreement at fair market terms.

UMG herewith assigns and transfers to MPG its co-ownership share in the Sole MPG/UMG Collaboration Technology and the Joint Collaboration Technology that is subject to the automatic inclusion pursuant to this Section 7.6, provided, however, that such assignment and transfer by UMG to MPG hereunder shall be governed by the Invention Transfer Agreement; MPG herewith accepts such assignment and transfer, and the governance of the Invention Transfer Agreement.

BiondVax and MPG (through MI) shall, in addition to the identification of the Sole MPG/UMG Collaboration Technology and the Joint Collaboration Technology pursuant to Section 2.7, add the Sole MPG/UMG Collaboration Technology and the Joint Collaboration Technology that is subject to the automatic inclusion pursuant to this Section 7.6, to the respective appendices of the License Agreement.

With respect to Joint Collaboration Technology automatically licensed to BiondVax as Enabling Nanobody Technology (as this term is defined in the License Agreement) under the License Agreement pursuant to this Section 7.6, BiondVax and MPG shall each be entitled to use such joint Enabling Nanobody Technology outside the field of the Target. Each of BiondVax and MPG may grant non-exclusive licenses under such Enabling Nanobody Technology within the Joint Collaboration Technology to Third Parties outside the field of the Target, subject to a 2 (two) weeks prior notice to the other Party, and the other Party may object against such license within 10 (ten) days after receipt of said notice for good reason. BiondVax and MPG shall participate according to their share in any license income (after deduction of a license administration fee of [redacted] of the licensing Party). MPG (through MI) and BiondVax shall discuss in good faith and jointly decide if Patent Rights shall be filed and maintained for such Joint Collaboration Technology automatically included into the License Agreement as Enabling Nanobody Technology (as this term is defined in the License Agreement).

[redacted]

[redacted]

[redacted]

7.8 Not Automatically Included Sole MPG/UMG Collaboration Technology. With respect to Sole MPG/UMG Collaboration Technology that is not subject to the automatic inclusion pursuant to Section 7.6, MPG and UMG may, in their sole discretion and at their sole expense, decide on the patenting and commercialization of such Sole MPG/UMG Collaboration Technology, without being obliged to inform, coordinate with, seek approval from, or share revenues with, BiondVax.

8. PUBLICATIONS

With respect to any item of Collaboration Know-how which is included into the License Agreement according to Section 7.6, the provisions of the License Agreement applicable in case of any intended publication or presentation shall solely and exclusively apply as long as the License Agreement is not expired or terminated. For all other items of Collaboration Know-how and after expiration or termination of the License Agreement also with respect to items of Collaboration Know-how previously licensed under the License Agreement the following shall apply:

8.1 Intended Publication. The Parties recognize that (i) MPG and/or UMG, as applicable, have a significant scientific interest in publishing the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how, and (ii) BiondVax has a significant business interest in maintaining the confidentiality of the Sole MPG/UMG Collaboration Know-how and the Joint Collaboration Know-how as well its own Sole BiondVax Collaboration Know-how. In order to reasonably balance such interests, MPG and UMG acknowledge that it requires BiondVax's prior review of publications that MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, intend to make that would include the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how, and BiondVax acknowledges that it may delay only for good cause. MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall therefore make available to BiondVax a copy of

any intended abstract, manuscript or presentation that would include any Sole MPG/UMG Collaboration Know-how and/or Joint Collaboration Know-how (the "**Intended Publication**") no less than 12 (twelve) days prior to the intended submission of the manuscript or other draft of its Intended Publication to the relevant Third Party (e.g. editorial board or conference organizer).

8.2 **Review**. BiondVax shall have 10 (ten) days from its receipt of the Intended Publication to notify MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, in writing of any specific reasonable objections to the disclosure. In the event BiondVax makes such reasonable objections, MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, agrees to not submit and publish the Intended Publication, or to not submit and make the presentation containing the objected-to information, as applicable, for additional 30 (thirty) days from its receipt of BiondVax's notice. During such 30-day-period, the Parties will agree in good faith on reasonable redactions and/or revisions to the Intended Publication to satisfy BiondVax's reasonable concerns. Specifically, if the Intended Publication (i) would result in the disclosure of Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax), upon request of BiondVax, MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall modify the Intended Publication to avoid such disclosure, but the Parties shall use reasonable efforts to provide scientifically meaningful equivalent information in such Intended Publication, or (ii) would jeopardize the patentability of any inventions that may lead to Collaboration Patent Rights, upon request of BiondVax, MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall delay the Intended Publication for a period of 60 (sixty) instead of 30 (thirty) days, in order to allow BiondVax (and/or MPG and/or UMG, as applicable) to file a patent application.

8.3 **Revised Intended Publication**. MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall delete from the originally proposed Intended Publication any Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax), and any other reasonably objected-to information, and shall provide to BiondVax such revised Intended Publication in due time after the applicable delay periods as set forth in Section 8.2 for final review. BiondVax shall inform MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, in writing within 10 (ten) days after receipt of such revised Intended Publication whether or not BiondVax has further objections. If BiondVax does not object within such time period, MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, may submit such revised Intended Publication for publication, or present such revised Intended Publication. If BiondVax objects within such time period, BiondVax shall inform MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, in its objection notice of the good cause-reasons for objecting, and BiondVax and MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall discuss in good faith, within 10 (ten) days after such further objection notice, reasonable and meaningful redactions and/or revisions to the revised Intended Publication. MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, shall take into due consideration the redactions and/or revisions reasonably proposed by BiondVax. After such 10-day-period, MPG (through the MPI-BPC) and/or UMG (through UMG), as applicable, may submit and publish the revised Intended Publication (as further redacted or revised in MPI-BPC's and/or UMG's, as applicable, reasonable discretion), provided that any Confidential Information of BiondVax (including any item of Sole BiondVax Collaboration Know-how or any item of Know-how included in Background Technology BiondVax) is deleted from the submitted Intended Publication.

8.4 **Intended Publication by BiondVax**. If BiondVax has a reasonable interest in publishing the Sole MPG/UMG Collaboration Know-how and/or the Joint Collaboration Know-how,

BiondVax shall inform the Görlich Department and the Dobbelstein Department of such intent in due time. Sections 8.1 through 8.3 shall apply accordingly.

9. REPRESENTATIONS AND WARRANTIES / LIABILITY

9.1 No Representation and Warranties.

9.1.1 OTHER THAN AS EXPRESSLY PROVIDED IN THIS aRCA, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED.

9.1.2 Specifically, and not to limit Section 9.1.1, neither Party makes any representations or warranties (i) that the intended goals or results of the Collaboration Project can be achieved, (ii) that Nanobodies against the Target can be delivered or, if delivered, will meet certain criteria, (iii) regarding the merchantability or fitness for a particular purpose of the Collaboration Technology, (iv) regarding the patentability, scope, validity or enforceability of the Collaboration Patent Rights, (v) that products based on or using the Collaboration Technology can be developed or commercialized, (vi) that the use of the Background Technology or the Collaboration Technology will not infringe any Intellectual Property Rights of any Third Party, and (vii) that the use of the Background Technology or the Collaboration Technology will not cause any damages of any kind to a Party or to any Third Party.

9.2 Limitation of Liabilities

9.2.1 Limited Liability. Each Party shall be solely responsible and liable for any loss incurred by, or damage or injury to any Third Party, resulting from the carrying out by it or on its behalf of the Collaboration Project, and/or from its use of the Background Technology or the Collaboration Technology under this aRCA, unless any other Party has an indemnification obligation pursuant to Section 2.6 or applicable law. No Party shall have any liability towards any other Party in respect of infringement of any Intellectual Property Rights of any Third Party resulting from said other Party's use of the Background Technology or the Collaboration Technology under this aRCA. However, either Party shall promptly inform the other Parties if it becomes aware that use of any Background Technology or any Collaboration Technology would infringe any Intellectual Property Rights of any Third Party.

9.2.2 Exclusion. TO THE EXTENT LEGALLY PERMISSIBLE, IN NO EVENT SHALL EITHER PARTY (OR THEIR TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES) BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGES CONSISTING OF LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), REGARDLESS OF WHETHER ANY OF THE AFOREMENTIONED PERSONS OR ENTITIES SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.2.3 Limitation. To the extent legally permissible, the aggregate liability for all claims of a Party against another Party arising out of or under this aRCA shall not exceed EUR [redacted]

9.2.4 Unlimited Liability. The exclusions and limitations of Sections 9.2.1, 9.2.2 and 9.2.3 shall not apply:

(a) to cases of mandatory statutory liability (e.g. under the *Produkthaftungsgesetz*);

(b) to damages to the life or health of human beings;

(c) to damages caused by gross negligence or willful intent of a Party or its Affiliates; and

(d) to the indemnification obligations pursuant to Section 2.6 or applicable law.

10. APPLICABLE LAW / DISPUTE RESOLUTION

10.1 Applicable Law / Dispute. This aRCA, and any dispute, controversy or claim arising under, out of or relating to this aRCA (and any subsequent amendments of this aRCA), including, without limitation, its formation, validity, binding effect, interpretation, performance, breach, termination or enforcement, and any remedies relating thereto, as well as non-contractual claims (collectively, a "**Dispute**") shall be governed by the laws of the Federal Republic of Germany, without regard to conflict of law principles, except that questions affecting the construction and effect of any Patent Rights shall be determined by the law of the country in which such Patent Right shall have been granted.

10.2 Dispute Resolution by Management. The Parties recognize that a Dispute may from time to time arise between the Parties during the Term. In the event of a Dispute, a Party, by written notice to the other Parties, may have such Dispute referred to the Parties' respective officers or directors designated below or their successors, for attempted resolution by good faith negotiations within 60 (sixty) days after such notice is received. Said designated officers or directors are as follows:

For MPG:	Managing Director at MPI-BPC
For UMG:	Head of Stabsstelle Recht
For BiondVax:	Chair of the Board of Directors

MI may, in its sole discretion, nominate one person as observer to the resolution by good faith negotiations. Such observer shall receive the agenda and other material provided to the designated officers or directors, may attend meetings and speak, but have no right to vote or decide.

10.3 Mediation. In the event the designated officers or directors are not able to resolve such Dispute as set forth in Section 10.2 within 60 (sixty) days following the notice, then each Party may submit such Dispute to mediation in accordance with the *Deutsche Institution für Schiedsgerichtsbarkeit* (DIS) Mediation Rules. The number of mediators shall be 1 (one), appointed in accordance with such mediation rules, the place of mediation shall be Göttingen, Germany, and the language of the mediation shall be English.

10.4 Jurisdiction. If and to the extent the Dispute has not been settled pursuant to mediation as set forth in Section 10.3 within 60 (sixty) days following the commencement of the mediation, then each Party may initiate court proceedings; to the extent legally permissible, the district court of Göttingen, Germany (*Landgericht Göttingen*) shall have exclusive jurisdiction over such Dispute. To the extent the Dispute relates specifically to questions of technology, intellectual property and/or inventions/patents, the Parties will use reasonable efforts to have heard the case in the chamber for patent disputes (*Patentstreitkammer*) and to the extent Know-how and/or other trade secrets are concerned to exclude the public and/or have ordered secrecy measures.

11. TERM AND TERMINATION

11.1 Term. This aRCA shall enter into force and effect on the Effective Date and, unless terminated earlier in accordance with its termination provisions, shall continue to be in full force and effect until the earlier of (i) 24 (twenty-four) months after the Effective Date, (ii) successful completion of the Collaboration Project as described in the Project Plan, (iii) initiation of a phase 1 clinical trial by BiondVax or its Affiliates pursuant to the License Agreement (collectively, the "**Term**"). The Parties may agree on a mutual prolongation of the Term for 2 (two) times 1 (one) year.

11.2 Termination without Cause. BiondVax may terminate this aRCA without cause, upon 3 (three) months prior written notice to the other Parties.

11.3 Termination for Cause. Each Party may terminate this aRCA for good cause, upon 30 (thirty) days prior written notice to the other Parties.
Such good cause shall be, but is not limited to,

(a) if another Party is in breach of its material obligations under this aRCA, and does not remedy such breach within 90 (ninety) days after having received notice from the Party requiring remedying such breach and complying with the obligations under this aRCA. A breach of a material obligation includes, but is not limited to, the inability of a Party to carry out the work packages allocated to it under the Project Plan. If a Party reasonably disputes the existence or materiality of a breach specified in a notice pursuant to this Section 11.3, and the breaching Party provides notice to the non-breaching Party of such dispute within the applicable 90 (ninety) days cure period, the non-breaching Party may not terminate this aRCA unless and until the existence or materiality of such breach has been determined in accordance with Section 10, and the breaching Party fails to cure such determined breach within 90 (ninety) days following such determination. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this aRCA shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder; or

(b) if any approvals by competent authorities that are required by a Party to perform the Collaboration Project are revoked or withdrawn.

11.4 Consequences of Termination and Expiration. In the event of termination or expiration of this aRCA, the final report shall be provided at the latest within 3 (three) months after the termination or expiration of this aRCA in accordance with Section 4.5 (which shall remain in force for this purpose), In the event of an early termination of this aRCA (regardless of whether by MPG, UMG or by BiondVax) pursuant to Section 11.2 or 11.3, upon the effective date of such termination, each Party may immediately cease to carry out its respective work under the Project Plan. Notwithstanding such non-fulfillment of work, BiondVax shall pay to MPG and/or UMG, as applicable, any amounts outstanding until such effective date of termination, that are not covered by earlier payments.

11.5 Survival. Termination or expiration of this aRCA shall not affect the provisions of Sections 1, 6, 7, 8, 9, 10, 11.4, 11.5 and 0.

12. MISCELLANEOUS

12.1 Headings. All headings are for convenience only and shall not affect the meaning, and shall not be used in the interpretation, of any provision of this aRCA.

12.2 Amendment and Waiver. This aRCA may be amended, supplemented, or otherwise modified (including a waiver of performance of any obligation under this aRCA) only by means of a written document signed by the Parties. Any waiver of any rights, or failure to act in a specific instance, shall relate only to such instance and shall not be construed as an agreement to waive any rights, or fail to act in any other instance, whether or not similar.

12.3 Assignment. This aRCA is personal to the Parties, and neither this aRCA, nor any rights and/or obligations under this aRCA, may be assigned or otherwise transferred by a Party to a Third Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Affiliates are not considered Third Parties under this aRCA. Furthermore, BiondVax is, subject to the prior written approval of MPG/MPI-BPC and UMG, not to be unreasonably withheld or delayed, entitled to transfer this aRCA in its entirety together with any transfer of the License Agreement according to section 10.4 of the License Agreement.

12.4 Relationship of the Parties. It is expressly agreed that MPG, UMG and BiondVax will each be an independent contractor, and that the relationship among the Parties will not constitute a partnership (specifically, no *Gesellschaft des bürgerlichen Rechts* or similar), joint venture or agency. Notwithstanding any of the provisions of this aRCA, neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties.

12.5 Severability. Should one or more of the provisions of this aRCA be void, invalid or unenforceable under applicable law, the remaining provisions of this aRCA will not cease to be effective. In case the void, invalid or unenforceable provision does not qualify as general term (*Allgemeine Geschäftsbedingung*) according to §§ 305 et seq. German Civil Code (*Bürgerliches Gesetzbuch* – BGB), the Parties shall negotiate in good faith to replace such void, invalid or unenforceable provision by a new provision that reflects, to the extent possible, the original intent of the Parties.

12.6 Notices. All notices and other communications provided for under this aRCA will be addressed to the Parties at the following addresses:

[redacted]

[redacted]

Either Party may by written notice specify or change an address to which notices and communications will thereafter be sent. Notices sent by e-mail, mail or overnight delivery will be effective on receipt, and notices given personally will be effective when handed-over.

[Remainder of this page intentionally left blank / signatures follow on next page]

In witness whereof, the Parties have caused this aRCA to be executed by their duly authorized representatives.

Max-Planck-Gesellschaft zur
Förderung der Wissenschaften e.V.

By: ____________________________________
Name: Prof. Dr. Marina Rodnina
Title: Managing Director at the Max Planck Institute for Biophysical Chemistry

Date: _______________________

Georg-August-Universität Göttingen
Stiftung Öffentlichen Rechts
Universitätsmedizin Göttingen

………………………………………………………………
Göttingen, Datum

………………………………………………………………
Prof. Dr. Wolfgang Brück, Dekan der
Medizinischen Fakultät und Vorstand
für Forschung und Lehre

………………………………………………………………
Jens Finke, Leiter Finanzen
Vorstand für
Wirtschaftsführung und Administration

ACKNOWLEDGED & AGREED by UMG Project Leader:

Regarding Section 7, signing this aRCA renounces my right to remain silent about any of my employee´s inventions within the Collaboration Project according to § 42 Nr. 2 ArbNErfG towards UMG, MPG and BiondVax:

By: __________________________
Name: Prof. Dr. Matthias Dobbelstein
Title: Department Head

Date: _______________________

BiondVax Pharmaceuticals Ltd.

By: ________________________
Name: Amir Reichman
Title: Chief Executive Officer

Date: ________________________

List of Appendices:

Appendix 1.4 (Background Technology BiondVax)
Appendix 1.21 (Joint Collaboration Know-how)
Appendix 1.22 (Joint Collaboration Patent Rights)
Appendix 1.28 (License Agreement)
Appendix 1.31 (Project Plan)
Appendix 1.36 (Sole MPG/UMG Collaboration Know-how)
Appendix 1.37 (Sole MPG/UMG Collaboration Patent Rights)

Appendix 1.4

Background Technology BiondVax

Background IP
BiondVax's Background IP includes four patent families related to the M-001 universal influenza vaccine and includes a patent on manufacturing that can be relevant to other recombinant proteins.

Family	Subject matter	Expiration	In force in
BNDVX/001 Yeda	Influenza epitope vaccines	Dec 2026	Australia, Canada, Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Greece, Ireland, Italy, Luxemburg, Netherlands, Portugal, Sweden, United Kingdom, Israel, USA
BNDVX/005	M-001 and similar influenza	Aug 2028 USA 2031	Australia, Brazil, Canada, China, Hong Kong, India, Russia, Austria, Belgium, Switzerland, Czech Rep., Germany, Denmark, Spain, Finland, France, Croatia, Hungary, Ireland, Italy, Luxemburg, Netherlands, Poland, Portugal, Romania, Sweden, Turkey, United Kingdom* Japan, USA, Korea – Nov-Dec 2021, Israel, Mexico 2022, USA-1 2023
BNDVX/006	Prime-boost M-001 influenza	2031	Australia, Canada, USA (renewal 2023)
BNDVX/008	Production in E coli M-001 and similar	2035	Australia, Israel, Japan, USA Pending: Canada, China, Europe, Hong Kong, India, USA-1

Background know-how

Drug Substance (DS) - generation and qualification of cell banks, high yield fermentation in stainless steel and 300 Liters single use fermentors, supernatant clarification by continuous centrifugation, cell disruption by high pressure homogenization, large scale protein purification by affinity chromatography, hydrophobic interaction chromatography, large scale ultrafiltration. Process optimization, process scaleup, process validation.

Drug Product (DP) – formulation; aseptic filling of pre-filled syringes; 100% visual inspection, labelling and packaging.

Quality Control (QC) – development of analytical methods suitable for IPCs, release testing, Reference Standard material and stability indicating methods; qualification and validation of analytical methods; preparation of methods SOPs; raw material testing

Regulatory: conformity to GMP standards (FDA, EMA, IMOH, WHO); Interaction with competent authorities (FDA, EMA, IMOH); Preparation of INDs and IMPDs; Drug Master File (DMF); interactions with regulators for scientific advice, appropriate documentation and approval of trials.

Quality Assurance (QA) – cloud-based quality management system (eQMS) for testing and releasing raw materials; manufacturing, testing and releasing DS, DP and finished goods; Warehouse and maintenance; CAPA, audits and Out-of-Spec investigations.

Pre-clinical: In vitro assays, cell-based assays, animal model establishment, Proof-of-Concept in animals, Pharmacokinetics, Biodistribution, GLP-Toxicology.

Clinical – Human Phase I, II, and III clinical trial of vaccines; managing CROs and multiple clinical sites.

Appendix 1.21

Joint Collaboration Know-how

(to be added to this aRCA by the JSC in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)

Appendix 1.22

Joint Collaboration Patent Rights

(to be added to this aRCA by the JSC in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)

Appendix 1.26

License Agreement

(separate document)

Appendix 1.31

Project Plan

The research works to be conducted shall include the generation of new Nanobodies and of new compounds based on Nanobodies (e.g. as monomers or any other construct such as dimers, trimer etc.) in the event that the lead fails either in silico, in-vitro testing to be performed by UMG or BiondVax or its affiliates or a proof of concept (PoC) study in animal model or a failure in the efficient manufacturing to be performed by BiondVax, its subcontractor or its affiliates as part of the License Agreement. In addition, the Parties will collaborate in performing characterization, analysis and testing of such new Nanobodies and compounds as well as existing Nanobodies and compounds with the aim to generate the following information and data (with respect to existing Nanobodies and compounds to the extent not yet available):

General characterization parameters:
Vector + sequencing DNA, Clone characterization.
Clone stability, Affinity data

Procedures + results for all (any) analytics performed.
Physicochemical Characteristics
Activity/ Potency results for the compound,
Safety parameters
Stability information

For the above analytical parameters, the parties will generate a Reference R&D Material with minimum of 20 mg, at ~5 -10 mg/ml, in the corrected formulation.

For this purpose, the research activities shall include the following:

- Bi-weekly evaluation of new SARS-CoV2 Variants-of-Concern (VoC) by in silico prediction on their effect on VHH lead candidate potency.
- Monthly evaluation of new SARS-CoV2 Variants-of-Concern (VoC) by in vitro testing (Octet binding) and by cell-based tests (neutralization assay), as far as availability of VoCs and corresponding reagents permits.
- Selection of high yield Pichia pastoris clones performed by third parties (such as Validogen GmbH).
- Preparation of reagents required for developing and qualifying analytical tests (for example, small amounts of VHHs for use as controls, target antigen (RBD or spike, etc.)).

Appendix 1.33

Sole BiondVax Collaboration Know-how

(to be added by the JSC to this aRCA in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)

Appendix 1.34

Sole BiondVax Collaboration Patent Rights

(to be added by the JSC to this aRCA in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)

Appendix 1.36

Sole MPG/UMG Collaboration Know-how

(to be added by the JSC to this aRCA in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)

Appendix 1.37

Sole MPG/UMG Collaboration Patent Rights

(to be added by the JSC to this aRCA in accordance with Section 2.7 after the conclusion of the aRCA and completion of research activities)